ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-171806
Dated October 21, 2011
Royal Bank of Canada Step Performance Securities
Linked to the Dow Jones Industrial AverageSM due on or about October 31, 2013

Investment Description
Step Performance Securities are unsubordinated, unsecured debt securities issued by Royal Bank of Canada with returns linked to the performance of the Dow Jones Industrial AverageSM (the “Index”) (each, a “Security” and collectively, the “Securities”). At maturity, Royal Bank of Canada will pay you a cash payment per Security based upon the direction of and the percentage change in the level of the Index from the Trade Date to the Final Valuation Date.  If the Index Return is equal to or greater than zero, Royal Bank of Canada will repay your principal amount plus an additional payment equal to the product of the principal amount multiplied by the greater of (a) the Index Return and (b) the Step Return of 18.00% to 21.00% (the actual Step Return will be determined on the Trade Date).  If the Index Return is negative, Royal Bank of Canada will repay less than your principal amount, if anything, resulting in a loss of 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Index Return is less than zero. Accordingly, investors must be willing to risk losing up to 100% of their principal amount invested. Investing in the Securities involves significant risks. You will not receive any interest payments during the term of the Securities, and the Securities will not be listed on any exchange. You may lose some or all of your principal if the Index Return is negative. Any payment on the Securities is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amount owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑    Participation in the Positive Performance of the Index with a Step Return Feature—If the Index Return is zero or positive, at maturity Royal Bank of Canada will repay your principal amount plus pay a return on the Securities equal to the greater of (a) the Step Return of 18.00% to 21.00% (the actual Step Return will be determined on the Trade Date) and (b) the Index Return. You will have full downside exposure to any negative Index Return at maturity.

❑    Full Downside Market Exposure- If the Index Return is negative, you will be fully exposed to such negative index return at maturity resulting in a loss of principal that is proportionate to the percentage decline of the Index from the Trade Date to the Final Valuation Date.  You could lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                          October 27, 2011
Settlement Date1                                                               October 31, 2011
Final Valuation Date2                                                     October 25, 2013
Maturity Date2                                                                     October 31, 2013
1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the product prospectus supplement UBS-EI-STEPS.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-5 OF PRODUCT PROSPECTUS SUPPLEMENT UBS-EI-STEPS BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Step Performance Securities linked to the Index.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The actual Step Return per $10 in principal amount of the Securities and Index Starting Level for the Securities will be determined on the Trade Date.

Underlying Index	Index Ticker	Term	Step Return	Index Starting Level	CUSIP	ISIN
Dow Jones Industrial AverageSM	INDU	2 years	18.00% to 21.00%	•	78010W384	US78010W384
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement UBS-EI-STEPS dated October 21, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the prospectus, prospectus supplement and product prospectus supplement UBS-EI-STEPS.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Dow Jones Industrial AverageSM	•	$10.00	•	$0.20	•	$9.80
(1)           The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-13 of the product prospectus supplement UBS-EI-STEPS.

(2)           UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10.00 in principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement UBS-EI-STEPS and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-EI-STEPS dated October 21, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product prospectus supplement UBS-EI-STEPS, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement UBS-EI-STEPS dated October 21, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911003524/j1019111424b5.htm

♦	Prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has similar downside market risk as the Index.

♦     You believe the closing level of the Index will stay the same or increase over the term of the Securities.

♦     You would be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦     You are willing and able to hold the Securities to maturity, a term of two years.

♦     You are willing to invest in securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets Corporation, which we refer to “RBCCM,” is willing to trade the Securities.

♦     You do not seek current income from your investment and are willing to forego dividends paid on the equity securities included in the Index.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not understand the risks inherent in an investment in the Securities, including the loss of your entire investment.

♦     You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has similar downside market risk as the Index.

♦     You believe that the closing level of the Index will decrease over the term of the Securities.

♦     You seek an investment designed to repay your full principal amount at maturity.

♦     You are unable or unwilling to hold the Securities to maturity, a term of two years, and you seek an investment for which there will be an active secondary market.

♦     You would be unwilling to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or prefer to receive the dividends paid on the equity securities included in the Index.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” in the product prospectus supplement UBS-EI-STEPS for risks related to an investment in the Securities.

Indicative Terms
Issuer	Royal Bank of Canada
Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities).
Term	Two years
Index:	Dow Jones Industrial AverageSM
Payment at Maturity (per $10)
If the Index Return is greater than or equal to zero, Royal Bank of Canada will pay you at maturity a cash payment per $10.00 in principal amount of the Securities equal to the greater of:
        a) $10 + ($10.00 x Step Return); and
        b) $10 + ($10.00 x Index Return).

If the Index Return is negative, Royal Bank of Canada will pay you at maturity a cash payment, per $10.00 in principal amount of the Securities, calculated as follows:
$10.00 + ($10.00 × Index Return)

Accordingly, if the closing level of the Index declines from the Trade Date to the Final Valuation Date, you may lose up to 100% of your principal in an amount proportionate to the negative Index Return.

Index Return	Index Ending Level – Index Starting Level Index Starting Level
Step Return	18.00% to 21.00%
The actual Step Return on the Securities will be determined on the Trade Date.
Index Starting Level	The Index Closing Level on the Trade Date.
Index Ending Level	The Index Closing Level on the Final Valuation Date.

Investment Timeline

The Index Starting Level is determined. The Step Return is set.

The Index Ending Level and Index Return are determined as of the Final Valuation Date.

If the Index Return is zero or positive, Royal Bank of Canada will pay you a cash payment per Security equal to the greater of:

(a) $10.00 + ($10.00 × Index Return); and
(b) $10.00 + ($10.00 × Step Return).

If the Index Return is negative, Royal Bank of Canada will pay you a cash payment that is less than your principal amount of $10.00 per Security, resulting in a loss that is proportionate to the percentage decline of the Index, and equal to:

$10.00 + ($10.00 x Index Return)

Accordingly, if the closing level of the Index declines from the Trade Date to the Final Valuation Date, you may lose up to 100% of your principal in an amount proportionate to the negative Index Return

Hypothetical Examples of How the Securities Perform

The following examples assume a Step Return of 19.50% (the midpoint of the range of 18.00% to 21.00%).  The actual Index Starting Level and the Step Return will be set on the Trade Date.  If the actual Step Return as determined on the Trade Date is less than 19.50%, your payment at maturity may, under certain circumstances, be lower than the hypothetical payments at maturity shown below.

The following examples illustrate the payment at maturity on a hypothetical offering of the Securities under different hypothetical scenarios assuming the following*:

Term:	Two years
Principal amount:	$10.00 per Security
Index Starting Level	10,000
Step Return	19.50%

*
The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.  Actual terms, including the Step Return and Index Starting Level, will be set on the Trade Date.

Example 1: The level of the Index increases from a starting level of 10,000 to an ending level of 16,000.

Because the Index Return is 60.00%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 60.00% is greater than the Step Return of 19.50%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Index Return) = $10.00 + ($10.00 × 60.00%) = $16.00

You would receive $16.00 at maturity for each $10.00 Security for a total return on the Securities equal to the Index Return of 60.00%.

Example 2: The level of the Index increases from a starting level of 10,000 to an ending level of 11,500.

Because the Index Return is 15.00%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 15% is less than the Step Return of 19.50%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Step Return) = $10.00 + ($10.00 × 19.50%) = $11.95

You would receive $11.95 at maturity for each $10.00 Security for a total return on the Securities equal to the Step Return of 19.50%.

Example 3: The level of the Index neither increases nor decreases from a starting level of 10,000 to an ending level of 10,000.

Because the Index Return is 0%, Royal Bank of Canada will pay you at maturity the principal amount of $10 per Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the Index Return and (b) the Step Return.

Because the Index Return of 0% is less than the Step Return of 19.50%, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Step Return) = $10.00 + ($10.00 × 19.50%) = $11.95

You would receive $11.95 at maturity for each $10.00 Security for a total return on the Securities equal to the Step Return of 19.50%.

Example 4: The level of the Index decreases from a starting level of 10,000 to an ending level of 7,000.

Because the Index Return is -30.00%, Royal Bank of Canada will pay you at maturity an amount less than the principal amount of $10 per Security resulting in a loss proportionate to the decline in the Index from the Index Starting Level to the Index Ending Level.

Because the Index Return of -30.00% is less than zero, at maturity, Royal Bank of Canada will pay a cash payment per Security equal to:

Principal amount + (Principal amount × Index Return) = $10.00 + ($10.00 × -30%) = $7.00

You would receive $7.00 at maturity for each $10.00 Security, for a total loss on the Securities equal to the Index Return of -30.00%.

Hypothetical Return Table of the Securities at Maturity

The table below is based on the following assumptions*:

Term:	Two years
Principal amount:	$10.00 per Security
Hypothetical Index Starting Level**	10,000
Step Return	19.50%
Range of the Index Performance:	60.00% to -100.00%

*	This table is provided for illustrative purposes only and is purely hypothetical. Actual terms for the Securities to be set on the Trade Date.
**
The Hypothetical Index Starting Level is provided for illustrative purposes only, and does not reflect the expected Initial Starting Level.  See the section “The Dow Jones Industrial AverageSM” for actual recent levels of the Index.

Hypothetical Index Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Total Return at Maturity
16,000	60.00%	$16.00	60.00%
15,000	50.00%	$15.00	50.00%
14,000	40.00%	$14.00	40.00%
13,000	30.00%	$13.00	30.00%
11,950	19.50%	$11.95	19.50%
11,500	15.00%	$11.95	19.50%
11,000	10.00%	$11.95	19.50%
10,500	5.00%	$11.95	19.50%
10,000	0.00%	$11.95	19.50%
9,500	-5.00%	$9.50	-5.00%
9,000	-10.00%	$9.00	-10.00%
8,500	-15.00%	$8.50	-15.00%
8,000	-20.00%	$8.00	-20.00%
7,000	-30.00%	$7.00	-30.00%
6,000	-40.00%	$6.00	-40.00%
5,000	-50.00%	$5.00	-50.00%
4,000	-60.00%	$4.00	-60.00%
3,000	-70.00%	$3.00	-70.00%
2,000	-80.00%	$2.00	-80.00%
1,000	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the product prospectus supplement UBS-EI-STEPS.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss:  The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay your principal amount at maturity.  The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Index Return is negative, your investment will be fully exposed to any decline in the Index Ending Level as compared to the Index Starting Level, and Royal Bank of Canada will repay less than your principal amount, if anything, resulting in a loss proportionate to the negative Index Return.  Accordingly, you may lose some or all of your principal if the Index Return is negative.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
The Step Return Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Step Return and the return you realize may be less than the Step Return or the return of the Index at the time of sale. You can receive the full benefit of the Step Return from Royal Bank of Canada only if you hold your Securities to maturity.

♦	No Interest Payments: You will not receive any interest payments in respect to the Securities.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in any of the equity securities included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities composing the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities underlying the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time to maturity of the Securities;

♦	the dividend rate on the equity securities underlying the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this free writing prospectus as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose OR LLP, our Canadian tax counsel, interest  on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest, such as any amount paid at maturity in excess of the amount paid for the Security) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the product prospectus supplement UBS-EI-STEPS, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Dow Jones Industrial AverageSM

We have derived all information contained in this free writing prospectus regarding the Index from publicly available information. That information reflects the policies of, and is subject to change by the Dow Jones Indexes, the marketing name of CME Group Index Services LLC (the “Index Sponsor”).  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the Index. The Index Sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of the Index.

The Index is widely used as an indicator of the pattern of the price movement of U.S. equities.  The calculation of the level of the Index, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry.

The composition of the Index is not limited to traditionally defined industrial stocks.  Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health.  The Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, consumer services, health care and consumer goods.  The editors of The Wall Street Journal maintain and review the Index and from time to time, in their sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.  Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously.  A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the Index.

The Index is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding.  The divisor used to calculate the price-weighted average of the Index is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions.  While this methodology reflects current practice in calculating the Index, no assurance can be given that the Index Sponsor will not modify or change this methodology in a manner that may affect the amount payable on the securities at maturity.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing levels of the Index, as reported by Bloomberg Financial Markets.  The closing level of the Index on October 19, 2011 was 11,504.62. The historical values of the Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra-Day Low	Quarterly Period-End Close
1/1/2008	3/31/2008	13,279.54	11,634.82	12,262.89
4/1/2008	6/30/2008	13,136.69	11,287.56	11,350.01
7/1/2008	9/30/2008	11,867.11	10,365.45	10,850.66
10/1/2008	12/31/2008	10,882.52	7,449.38	8,776.39
1/2/2009	3/31/2009	9,088.06	6,469.95	7,608.92
4/1/2009	6/30/2009	8,877.93	7,483.87	8,447.00
7/1/2009	9/30/2009	9,917.99	8,087.19	9,712.28
10/1/2009	12/31/2009	10,580.33	9,430.08	10,428.05
1/1/2010	3/31/2010	10,955.48	9,835.09	10,856.63
4/1/2010	6/30/2010	11,258.01	9,753.84	9,774.02
7/1/2010	9/30/2010	10,948.88	9,614.32	10,788.05
10/1/2010	12/31/2010	11,625.00	10,711.12	11,577.51
1/3/2011	3/31/2011	12,391.29	11,555.48	12,319.73
4/1/2011	6/30/2011	12,876.00	11,862.53	12,414.34
7/1/2011	9/30/2011	12,753.89	10,597.14	10,913.38
10/1/2011	10/19/2011*	11,652.74	10,404.49	11,504.62

*
As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 1, 2011 through October 19, 2011. Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the Index from October 19, 2007 to October 19, 2011, assuming an initial level of 11,504.62, which was the closing level of the Index on October 19, 2011 (the actual Index Starting Level will be determined on the Trade Date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-13 of the product prospectus supplement UBS-EI-STEPS.

Terms Incorporated in Master Note

The terms appearing above under the caption “Indicative Terms” and the provisions in the product prospectus supplement UBS-EI-STEPS dated October 21, 2011 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.